Exhibit 99.1

FOR IMMEDIATE RELEASE

DayStar Technologies Announces Redemption of

Class A Public Warrants

HalfMoon, NY – (PR NEWSWIRE) – June 21, 2005 – DayStar Technologies, Inc. (NASDAQ:DSTI), a developer and manufacturer of proprietary high performance photovoltaic products including silicon-free solar cells on specialty metal foils, today announced that it will redeem its outstanding Class A public warrants (NASDAQ:DSTIW). The deadline for Class A public warrant holders convert to common stock before the warrant is redeemed by DayStar is Monday, August 8, 2005.

Failure to exercise the right to convert the Class A public warrant to a common share at $6.00 will allow DayStar to redeem the Class A public warrant at $0.25 per warrant. The closing price of DayStar’s common stock on June 20, 2005 was $15.42 and the closing price of the Class A public warrants was $9.45.

There have been 2,757,492 Class A public warrants issued in conjunction with DayStar’s initial public offering and a subsequent financing. The Class A public warrants are convertible into common stock at an exercise price of $6.00 per share.

Since May 2005, 1,162,527 Class A public warrants have converted to common stock and the Company has received $6,975,162 in proceeds from this conversion. If the remaining 1,594,965 Class A public warrants convert to common stock the Company could receive an additional $9,569,790 in proceeds. These monies will be used to complete the build-out of the facility in Halfmoon, New York; fund startup costs related to ramping up production, accelerate development of and transition to our next generation of production; and for general operating costs and corporate purposes.

The Class A public warrants became eligible for redemption by DayStar at $0.25 per warrant on June 15, 2005, when the last reported sale price of DayStar’s common stock had equaled or exceeded $8.50 for five consecutive trading days. DayStar is required to provide at least 30 days’ prior written notice to the holders of the Class A public warrants of its intention to redeem the warrants, which expire on February 11, 2009. A notice regarding the redemption of the Class A public warrants is expected to be mailed on or about Monday, June 27, 2005 to each holder providing the details relating to the redemption, as well as instructions regarding how to exercise the warrants instead. Any Class A public warrant not exercised by Monday, August 8, 2005 will expire and will be redeemed by DayStar for $0.25 per warrant.

If all of the currently outstanding Class A public warrants are redeemed, rather than exercised by the holders of the Class A public warrants, DayStar will pay approximately $398,741 out of its working capital to fund the redemption.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. DayStar’s patented and proprietary products include silicon-free CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from commodity computer component manufacturing. DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates can lead to solar electricity at commercially viable rates. For more information on DayStar, please visit www.daystartech.com.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-KSB and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies Inc. undertakes no obligation to update such statements.

FOR INVESTROR RELATIONS:	FOR MEDIA RELATIONS:
Stephanie Noiseux	David Singer
Elite Financial Communications Group	Sawchuk Brown & Associates
407-585-1080 or via email at dsti@efcg.net	518-462-0318 or dsinger@sawchukbrown.com